UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IPC The Hospitalist Company, Inc.

(Name of Registrant as Specified in its Charter)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

June 12, 2008

TO OUR STOCKHOLDERS:

We will hold our 2008 annual meeting of the stockholders of IPC The Hospitalist Company, Inc., a Delaware corporation, on Thursday, June 12 at 9:00 a.m., Pacific time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California, for the following purposes, which are further described in the accompanying Proxy Statement:

(1)	To elect three Class I Directors to our Board of Directors to serve for a term of three years or until their successors are duly elected and qualified;

(2)	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008; and

(3)	To transact other business as may properly come before the annual meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on April 22, 2008 as the record date for the determination of stockholders entitled to vote at the meeting or any meetings held upon adjournment of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our 2007 annual report to stockholders is enclosed with this notice.

We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.

By order of the Board of Directors,

Adam D. Singer, M.D. Chief Executive Officer

North Hollywood, California

April 24, 2008

PROXY STATEMENT

GENERAL INFORMATION

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors, for use at our 2008 annual meeting of stockholders, which we will hold on Thursday, June 12 at 9:00 a.m., Pacific time, at the Hilton Los Angeles/Universal City, 555 Universal Hollywood Drive, Universal City, California. The proxies will remain valid for use at any meetings held upon adjournment of that meeting. The record date for the meeting is the close of business on April 22, 2008. All holders of record of our common stock on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment of that meeting. Our principal executive offices are located at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362). This proxy statement is being initially distributed to stockholders on or about April 24, 2008. To obtain directions to our annual meeting, visit our website at www.hospitalist.com.

Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy card as promptly as possible, in the postage prepaid envelope provided, to ensure that your shares will be voted at the meeting. You may revoke your proxy at any time prior to its use by filing with our secretary an instrument revoking it or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Unless you instruct otherwise in the proxy, any proxy that is given and not revoked will be voted at the meeting:

•	For each nominee to our Board of Directors;

•	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008; and

•	As recommended by our Board of Directors, in its discretion, with regard to all other matters as may properly come before the annual meeting or any adjournment thereof.

Voting Information

Our only voting securities are the outstanding shares of our common stock. At the record date, we had approximately 14,869,346 shares of common stock outstanding. Each stockholder is entitled to one vote per share on each matter that we will consider at this meeting. Stockholders are not entitled to cumulate votes. Brokers holding shares of record for their customers generally are not entitled to vote on some matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” If the stockholders of record present in person or represented by their proxies at the meeting hold at least a majority of our shares of common stock outstanding as of the record date, a quorum will exist for the transaction of business at the meeting. Stockholders attending the meeting in person or represented by proxy at the meeting who abstain from voting and broker non-votes are counted as present for quorum purposes.

Votes Required for Proposals

Directors are elected by a plurality of the votes cast, in person or by proxy, which means that the three nominees with the most votes will be elected. Abstentions and broker non-votes as to the election of any director nominees will not affect the outcome of the election of directors.

The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008 requires the affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

Proxy Solicitation Costs

We will pay for the cost of preparing, assembling, printing and mailing these proxy materials to our stockholders, as well as the cost of soliciting proxies relating to the meeting. We may request banks and brokers to solicit their customers who beneficially own our common stock listed of record in names of nominees. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement the original solicitation by mail of proxies by telephone, facsimile, e-mail and personal solicitation. We will pay no additional compensation to our officers, directors and employees for these activities.

Delivery of Proxy Statement and Annual Report

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of this proxy statement and our 2007 annual report, unless their broker has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing costs. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of the proxy statement and annual report, they should notify their broker. Beneficial owners sharing an address to which a single copy of the proxy statement and annual report was delivered can also request prompt delivery of a separate copy of the proxy statement and annual report by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Our telephone number is (888) 4IPC-DOC (888-447-2362).

Electronic Availability of Proxy Materials for 2008 Annual Meeting

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 12, 2008. This Proxy Statement and IPC’s Annual Report to Stockholders and Form 10–K for fiscal year 2007 are available electronically at http://investors.hospitalist.com.

Electronic Delivery of Future Proxy Materials

You may elect to receive future proxy statements and annual reports over the Internet instead of receiving paper copies. If you are a stockholder of record, you can elect to access future proxy statements and annual reports electronically by marking the appropriate box on your proxy form. If you hold your shares through a broker, please check the information provided in the proxy materials mailed to you by your broker for instructions on how to elect this option. Your election to view these documents over the Internet will remain in effect unless you elect otherwise.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

At the annual meeting, you will elect three directors to serve as Class I Directors until the 2011 annual meeting of stockholders or until their respective successors are elected and qualified. The nominees for election as Class I Directors are identified below, each of which are currently serving on the Board of Directors and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxy may be voted for a substitute nominee designated by the Board of Directors.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship with any other nominee or with any of our executive officers.

Information Concerning our Directors Nominated for Election

Class I Director Nominees—Term Scheduled to Expire in 2011

Adam D. Singer, M.D., age 48. Dr. Singer has been a director, Chairman, and our Chief Executive Officer since he founded IPC in 1995. In 1991, Dr. Singer acquired a private practice in pulmonary medicine that shortly thereafter merged with two other pulmonary physicians to become part of Consultants For Lung Disease, Inc. (now the Institute for Better Breathing). In 2006, Dr. Singer was designated Chief Medical Officer. Dr. Singer received his B.S. in Biology from the University of California, Los Angeles and his medical degree from the Chicago Medical School at Rosalind Franklin University. Dr. Singer performed a post-doctoral internship and residency in internal medicine and a fellowship in pulmonary medicine at University of Southern California.

Thomas P. Cooper, M.D., age 64. Dr. Cooper has served as one of our directors since August 2007 and currently serves as a member of our compensation committee. Since 1991, Dr. Cooper has been chairman of the board at VeriCare and currently serves as a director for Kindred Healthcare, Inc. (KND—NYSE) and Hanger Orthopedic Group (HGR—NYSE). Dr. Cooper has founded various healthcare related companies, including VeriCare, Spectrum Emergency Care, Correctional Medical Systems and Mobilex. Dr. Cooper is also a partner at Aperture Venture Partners, a venture capital firm. Dr. Cooper is currently an adjunct professor at the Columbia University School of Business teaching entrepreneurship. Dr. Cooper received a B.A. from DePauw University and a medical degree from Indiana University Medical School.

Chuck Timpe, age 61. Mr. Timpe has served as one of our directors since 1998 and as chairman of our audit committee since June 2002. Since June 2003, Mr. Timpe has served as the chief financial officer of Hythiam, Inc. (HYTM—Nasdaq). Prior to joining Hythiam, Mr. Timpe was chief financial officer, from its inception in February 1998 to June 2003, of Protocare, Inc., a clinical research and pharmaceutical outsourcing company which merged with Radiant Research, Inc. in March 2004. Previously, he was a principal in two private healthcare management consulting firms he co-founded, chief financial officer of National Pain Institute, treasurer and corporate controller for American Medical International, Inc. (now Tenet Healthcare Corp.; THC—NYSE), and a member of Arthur Andersen, LLP’s healthcare practice, specializing in public company and hospital system audits. Mr. Timpe received his B.S. from University of Missouri, School of Business and Public Administration, and is a certified public accountant. Mr. Timpe has over 35 years experience in the healthcare industry as a senior healthcare financial executive.

The Board of Directors recommends a vote FOR the election of each of the named nominees as Class I Directors.

Information Concerning our Other Directors

The following persons are currently directors of the Company whose terms will continue after the Annual Meeting.

Class II Directors—Term Scheduled to Expire in 2009

Mark J. Brooks, age 41. Mr. Brooks has served as one of our directors since April 1998 and currently serves as a member of our compensation committee. Since its formation in January 2007, Mr. Brooks has served as a managing director of Scale Venture Partners. Prior to joining Scale Venture Partners, Mr. Brooks worked for Bank of America Ventures since 1995, ultimately serving as a managing director. Mr. Brooks currently sits on the Board of Directors of the following private companies: Alimera Sciences, Inc., National Healing Corporation, LivHome Inc. and Spinal Kinetics, Inc. Mr. Brooks received a B.A. in economics from Dartmouth College and an M.B.A. from the Wharton School at the University of Pennsylvania.

Woodrin Grossman, age 63. Mr. Grossman has served as one of our directors since March 2008, and currently serves as a member of our audit committee and our nominating and governance committee. Mr. Grossman retired in 2007 after serving as Senior Vice President-Strategy and Development of Odyssey HealthCare Inc. from January 2006 to December 2007 and as a director from July 2005 to January 2006. Prior to Odyssey HealthCare, Inc., Mr. Grossman worked for PricewaterhouseCoopers for 37 years, including 27 years as a partner of the firm and over five years as the health care practice leader of the firm. Mr. Grossman currently serves on the Board of Directors of Kinetic Concepts, Inc. and MedCath Corporation. Mr. Grossman received a B.S. in economics from Moravian College and an M.B.A. from the Wharton School at the University of Pennsylvania.

R. Jeffrey Taylor, age 59. Mr. Taylor has been a director and our President and Chief Operating Officer since he joined IPC in July 2000. Prior to joining our company, Mr. Taylor was the executive vice president of Atlanta-based Mariner Post-Acute Network. Prior to that, Mr. Taylor was chief executive officer of American Outpatient Services, Inc. and held various positions including executive vice president, chief administrative officer and general counsel with American Medical International, Inc. (now Tenet Healthcare Corp.; THC—NYSE). Mr. Taylor received a B.S. from the University of Utah and a J.D. from the University of Utah College of Law. Mr. Taylor has more than 25 years of experience in the areas of acute-care, sub-acute care and the outpatient dialysis segments of the healthcare industry.

Class III Directors—Term Scheduled to Expire in 2010

Barry M. Smith, age 54. Mr. Smith has informed the Board of Directors that he intends to tender his resignation from the Board of Directors at the meeting of the Board of Directors scheduled for June 12, 2008. Mr. Smith has served as one of our directors since 1998 and currently serves as chairman of our compensation committee and as a member of our nominating and governance committee. Mr. Smith is Chairman of Keystone National. Prior to Keystone National, in 1995, Mr. Smith founded VistaCare, a national provider of hospice services. In January 1996, Mr. Smith was appointed to serve as VistaCare president, chief executive officer, and as chairman of the Board of Directors. In August 2005, he retired from the VistaCare board to pursue other business interests. Mr. Smith serves on the Board of Directors of Magellan Health Services (MGLN—Nasdaq). Mr. Smith holds a bachelor’s degree in finance from the University of Utah.

C. Thomas Smith, age 70. Mr. Smith has served as one of our directors since January 2004, and currently serves as the chairman of our nominating and governance committee and as a member of our audit committee. Mr. Smith retired in 2003 after over 11 years as president and chief executive officer of VHA Inc. Prior to VHA Inc., Mr. Smith spent over 30 years managing hospitals, with nearly half of this time serving as chief executive officer of Yale New Haven Hospital in New Haven, Connecticut. Mr. Smith serves on the boards of directors of Kinetic Concepts, Inc., Information Corporation of America and Advanced ICU Care. Mr. Smith has recently served as a director of Renal Care, Inc., Horizon Health Inc., Neoforma, Inc., Genentech, Inc. and Comp Health Group. Mr. Smith holds a B.A. from Baylor University and an M.B.A. from the University of Chicago.

Director Independence

Each of our non-employee directors qualifies as “independent” in accordance with the published listing requirements of Nasdaq. Dr. Singer and Mr. Taylor do not qualify as independent because they are employees.

The Nasdaq rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if he or she:

•	is an employee of the company; or

•

is a partner in, or an executive officer of, an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

None of the non-employee directors was disqualified from “independent” status under the objective tests. In assessing independence under the subjective test, the Board took into account the standards in the objective tests, and reviewed and discussed additional information with regard to each director’s business and personal activities as they may relate to our Company and its management. Based on all of the foregoing, as required by Nasdaq rules, the Board made a determination as to each independent director that no relationships exist which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

Meetings of Non-management Directors

Non-management directors meet regularly in executive sessions without management. Executive sessions are held in conjunction with each regularly scheduled meeting of the Board of Directors.

Communications with the Board of Directors

Any interested party who desires to contact the Board of Directors or any member of the Board of Directors may do so by writing to: Board of Directors, c/o Corporate Secretary, IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. Copies of any such written communications received by the Corporate Secretary will be provided to the full Board of Directors or the appropriate member depending on the facts and circumstances described in the communication unless they are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s).

Meetings

In 2007, our Board of Directors held seven meetings, the audit committee held six meetings, the compensation committee held three meetings and the nominating and governance committee held five meetings. Each of our directors attended at least 75% of the total number of meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2007, other than Dr. Cooper, who did not attend one board meeting that was held after he was appointed to the board.

We encourage, but do not require, our directors to attend the annual meeting of stockholders.

Committees of our Board of Directors

Our Board of Directors has an audit committee, a compensation committee, a nominating and governance committee and a quality committee, each of which has the composition and responsibilities described below.

Audit Committee. The primary purpose of the audit committee is to oversee the integrity of our financial statements, our financial reporting process, the independent accountant’s qualifications and independence, the performance of the independent accountants and our compliance with legal and regulatory requirements on behalf of the board. In particular, the audit committee is responsible for (1) selecting the independent auditor, (2) overseeing the work of the independent auditor and reviewing the overall scope of the audit, (3) reviewing all relationships between the independent auditor and our company, (4) discussing the annual audited financial and quarterly statements with management and the independent auditor, (5) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (6) monitoring the adequacy of policies and procedures to assess and manage business risk, (7) meeting separately, periodically, with management and the independent auditor, (8) reviewing with the independent auditor any audit problems or difficulties and management’s response, (9) establishing procedures for treatment of complaints received by our company or anonymous submissions by employees regarding accounting or auditing matters, (10) preparing a report for the annual proxy statement, (11) handling such other matters that are specifically delegated to the audit committee by the Board of Directors from time to time and (12) reporting regularly to the full Board of Directors.

Our audit committee consists of Mr. Timpe, who serves as chairman of the committee, Mr. Grossman and Mr. C. Thomas Smith. Mr. Grossman joined the audit committee on March 19, 2008. Each of the committee members have been determined to be independent, and Mr. Grossman and Mr. Timpe have each been determined to be an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. Our Board of Directors has adopted a written charter for our audit committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Compensation Committee. Our compensation committee assists our Board of Directors by ensuring that our officers and key executives are compensated in accordance with our total compensation objectives and executive compensation policy. In particular, the compensation committee is responsible for (1) reviewing key employee total compensation policies, plans and programs, (2) evaluating and approving the compensation of our executive officers, (3) reviewing and approving the terms and benefits of the employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) reviewing and recommending stock plans and other incentive compensation plans, and (6) handling such other matters that are specifically delegated to the compensation committee by the Board of Directors from time to time.

Our compensation committee consists of Mr. Barry M. Smith, who serves as chairman of the committee, Dr. Cooper and Mr. Brooks. Mr. Barry M. Smith will serve as a member of the compensation committee until he tenders his resignation from the Board of Directors at the meeting of the Board of Directors scheduled for June 12, 2008. Each of the committee members have been determined to be independent, and each of the members of this committee is also a “nonemployee director” as that term is defined under Rule 16b-3 of the Securities and Exchange Act of 1934 and an “outside director” as that term is defined in Treasury Regulation § 1.162-27(3). Our Board of Directors has adopted a written charter for our compensation committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Nominating and Governance Committee. Our nominating and governance committee assists our Board of Directors by identifying individuals qualified to become members of our board and to develop our corporate governance principles. This committee’s responsibilities include: (1) evaluating the composition, size and governance of our Board of Directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees, (2) assisting the board in preliminary review of director independence, (3) recommending board and board committee assignments and compensation, (4) approving any employee director or senior executive standing for election for outside for-profit boards of directors, (5) evaluating and recommending candidates for election to our Board of Directors, (6) overseeing the succession planning of the chief executive officer and senior executive officers, (7) overseeing and evaluating our Board of Directors performance and self-evaluation process, (8) reviewing our corporate governance principles, governance-related stockholder proposals, and changes to the charter and bylaws and providing recommendations to the Board of Directors regarding possible changes, (9) reviewing and monitoring compliance with all laws and regulations not under the purview of the audit committee, (10) reviewing claims for indemnification, and (11) handling such other matters that are specifically delegated to the nominating and governance committee by the Board of Directors from time to time.

The nominating and governance committee does not have a specific set of minimum criteria for membership on the Board of Directors. In making its recommendations, however, it considers the mix of characteristics, experience, diverse perspectives and skills that is most beneficial to our company. Our nominating and governance committee will consider nominees for directors recommended by stockholders upon submission in writing in accordance with our bylaws to our Corporate Secretary of the names and qualifications of such nominees at the following address: IPC The Hospitalist Company, Inc., 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602. The committee does not intend to alter the manner in which it evaluates candidates based on whether the candidate was recommended by a stockholder or not.

In March 2008, the nominating and governance committee recommended to the Board of Directors the nominees standing for election at the 2008 annual meeting of stockholders, each of whom are currently serving on our Board of Directors.

Our nominating and governance committee consists of Mr. C. Thomas Smith, who serves as chairman of the committee, Mr. Grossman, and Mr. Barry M. Smith. Mr. Grossman joined the nominating and governance committee on March 19, 2008. Mr. Barry M. Smith will serve as a member of the nominating and governance committee until he tenders his resignation from the Board of Directors at the meeting of the Board of Directors scheduled for June 12, 2008. Each of the committee members have been determined to be independent. Our Board of Directors has adopted a written charter for our nominating and governance committee, which can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, (888) 4IPC-DOC (888-447-2362) or through our website, located at www.hospitalist.com.

Quality Committee. Our new quality committee was established by the nominating and governance committee and was approved by the Board of Directors on March 19, 2008. The purpose of the quality committee is to oversee clinical quality and its first order of business will be to develop a charter.

Our quality committee consists of Dr. Cooper, who serves as the chairman of the committee, Dr. Singer, and Mr. Taylor.

Board of Directors Share Ownership Guideline

We have a share ownership guideline which applies to all members of our Board of Directors which was adopted on July 1, 2007. The purpose of the policy is to encourage our Board of Directors to have an ownership stake in the company by retaining a specified number of shares of our common stock. The guideline is that each Director should retain all net shares obtained upon exercise of stock options and all vested shares of restricted stock up to a market value of three times the annual board retainer of $25,000, or $75,000.

Code of Ethics and Code of Conduct

We have a code of ethics that applies to our chief executive officer, president, chief operating officer, chief financial officer, chief development officer, controller and principal accounting officer, and certain other designated employees. We also have a code of conduct that applies to all of our directors, officers and employees. The code of ethics and the code of conduct can be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602 or through our web site, located at www.hospitalist.com.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Independent Registered Public Accounting Firm

The audit committee has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. Representatives of Ernst & Young LLP are expected to attend the annual meeting in person to respond to appropriate questions and to make a statement if they so desire. If Ernst & Young LLP should decline to act or otherwise become incapable of acting, or if Ernst & Young LLP’s engagement is discontinued for any reason, the audit committee will appoint another independent registered public accounting firm to serve as our independent registered public accounting firm for 2008. Although we are not required to seek stockholder ratification of this appointment, the Board of Directors believes that doing so is consistent with corporate governance best practices. If the appointment is not ratified, the audit committee will explore the reasons for stockholder rejection and will reconsider the appointment.

The affirmative vote of a majority of the shares of common stock present at the annual meeting, in person or by proxy and entitled to vote thereon, is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008. Abstentions with respect to this proposal will be treated as votes against the proposal. Broker non-votes with respect to this proposal will not be considered as present and entitled to vote on the proposal, which will therefore reduce the number of affirmative votes needed to approve the proposal.

The following table sets forth the aggregate professional fees billed to the company for the years ended December 31, 2007 and 2006 by Ernst & Young LLP, the company’s independent registered public accounting firm:

	2007	2006
Audit fees(1)	$225,000	$130,343
Audit-related fees(2)	661,155	0
Tax fees(3)	187,839	138,500
All other fees(4)	36,890	84,650

	$1,110,884	$353,493

(1)	Includes aggregate fees for the audit of our consolidated financial statements.
(2)	Includes fees for professional services rendered in connection with SEC filings, including comfort letters, consents and comment letters.
(3)	Includes fees for professional services rendered for tax advice, tax planning, tax compliance and tax preparation services.
(4)	Includes fees for professional services rendered for tax projects and consulting.

In connection with the audit of our financial statements for fiscal 2007 and 2006, we entered into an agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP will perform audit services for the company. That agreement is subject to alternative dispute resolution procedures, an exclusion of punitive damages and various other provisions.

Pre-approval Policies and Procedures

The audit committee is required to pre-approve the audit and non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. The audit committee pre-approved all such services in 2007 and concluded that such services performed by Ernst & Young LLP were compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the ownership of our common stock as of March 31, 2008 by (a) all persons known by us to own beneficially more than 5% of our common stock, (b) each of our directors and named executive officers, and (c) all of our directors and named executive officers as a group. We know of no agreements among our stockholders which relate to voting or investment power over our common stock or any arrangement the operation of which may at a subsequent date result in a change of control of the company.

Name and address of beneficial owner(1)	Number of shares beneficially owned	Percentage of shares beneficially owned
Entities affiliated with Scale Venture Partners(2)	2,437,865	16.41%
Entities affiliated with Morgenthaler Venture Partners(3)	1,975,194	13.30%
Entities affiliated with Bessemer Venture Partners(4)	1,362,963	9.18%
CB Healthcare Fund L.P.(5)	1,148,546	7.73%
Adam D. Singer, M.D.(6)	433,326	2.92%
R. Jeffrey Taylor(7)	172,287	1.16%
Devra G. Shapiro(8)	140,464	*
Richard G. Russell(9)	61,585	*
Mark J. Brooks(10)	6,250	*
Thomas P. Cooper, M.D.(11)	7,708	*
Woodrin Grossman(12)	1,302	*
Barry M. Smith(13)	29,688	*
C. Thomas Smith(14)	29,828	*
Chuck Timpe(15)	29,688	*
All directors and named executive officers as a group (10 persons)	912,126	6.14%

*	Amount represents less than 1% of our common stock.
(1)	Unless otherwise set forth in the footnotes to the table above, the address of each beneficial owner is 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602.
(2)	The securities are held of record by Bank of America Ventures, or BAV, and BankAmerica Investment Corporation, or BAIC. Bank of America Corporation, or BAC, is the parent of BAV and BAIC. Under the terms of a management agreement between Scale Management LLC, or Scale, and BAC, Scale manages the investment of our securities that are held by BAV and BAIC and therefore may be deemed to have beneficial ownership of the securities held by BAV and BAIC. Mark J. Brooks, one of our directors, is a manager of Scale. Based upon information contained in a Form 4 filed with the SEC on February 1, 2008, the reported amounts include: (a) 2,066,873 shares of common stock owned of record by BAV, (b) 364,742 shares of common stock owned of record by BAIC, and (c) 6,250 shares of common stock issuable upon exercise of stock options held by Mr. Brooks that were exercisable as of March 31, 2008 or within 60 days of such date. Mr. Brooks disclaims beneficial ownership of the securities held of record by BAV and BAIC except to the extent of his pecuniary interest therein, and as described in note (10), Mr. Brooks disclaims beneficial ownership of the shares issuable upon exercise of the stock options currently held by Mr. Brooks. BAC, as the parent of BAV and BAIC, may also be deemed to have voting and dispositive power over the shares held by BAV and BAIC as a result of certain approval rights with respect to such shares. The address of Scale, BAV and BAIC is 950 Tower Lane, Suite 700, Foster City, CA 94404, Attn: Mark J. Brooks.
(3)

The address for Morgenthaler Venture Partners IV, L.P. or MVP IV is Attn: Robin Bellas, 2710 Sand Hill Road, Suite 100, Menlo Park, CA 94025. Based upon information contained in a Form 4 filed with the SEC on February 1, 2008, the reported amounts include: (a) 609,946 shares of common stock held by Morgenthaler Partners VII, L.P., or MP VII, and (b) 1,365,248 shares of common stock held by Morgenthaler Venture Partners IV, L.P. Morgenthaler Venture Partners IV, L.P. has the voting and investment power over the shares held by Morgenthaler Partners VII, L.P. In the case of MVP IV, the voting and disposition of the shares is determined by Morgenthaler Management Partners IV, L.P., which is the managing general partner of Morgenthaler Venture Partners IV, L.P. David T. Morgenthaler, Robert C. Bellas, Jr., John D. Lutsi, Gary J. Morgenthaler and Robert D. Pavey are the general partners of Morgenthaler Management Partners IV, L.P. and share voting and investment control over the shares held by Morgenthaler Venture Partners IV, L.P. Each general partner disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein. In the case of MP VII, the voting and disposition of the shares is determined by Morgenthaler Management Partners VII, LLC, which is the managing general partner of Morgenthaler Partners VII, L.P. Robert C. Bellas, Jr., Greg E. Blonder, James W. Broderick, Daniel F. Farrar, Andrew S. Lanza, Theodore A. Laufik, Gary R. Little, John D. Lutsi, Gary J. Morgenthaler, Robert D. Pavey, G. Gary Shaffer, Alfred J.V. Stanley and Peter G. Taft are the managing members of Morgenthaler Management Partners VII, LLC and share voting and investment control over the shares held by Morgenthaler Partners VII, L.P. Each managing member disclaims beneficial ownership of these shares, except to the extent of his or her pecuniary interest therein.

(4)	The address for Bessemer Venture Partners IV L.P. is Attn: J. Edmund Colloton, 1865 Palmer Ave., Suite 104, Larchmont, NY 10538. Based upon information contained in a Form 4 filed with the SEC on February 1, 2008, the reported amounts include: (a) 524,284 shares of common stock held by Bessec Ventures IV L.P., (b) 41,015 shares of common stock held by Bessemer Venture Investors L.P., and (c) 797,664 shares of common stock held by Bessemer Venture Partners IV L.P. Deer IV & Co. LLC is the general partner of Bessec Ventures IV L.P., Bessemer Venture Investors L.P. and Bessemer Venture Partners IV L.P., or collectively the Bessemer-related entities. William T. Burgin, David J. Cowan, Christopher F.O. Gabrieli and G. Felda Hardymon are the managing members of Deer IV & Co. LLC and share voting and dispositive power over the Bessemer-related entities. Deer IV & Co. LLC disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.
(5)	The address for CB Health Ventures is Attn: Rick Blume, 800 Boylston Street, Suite 1585, Boston, MA, 02199. Based upon information contained in a Form 4 filed with the SEC on February 1, 2008, the reported amounts include: 1,148,546 shares of common stock beneficially owned by CB Healthcare Fund, L.P., or the Fund. CB Health Ventures, L.L.C. serves as the general partner of the Fund. The sole Managers of the Fund are Frederick R. Blume, Daniel M. Cain, Enrico Petrillo and Robert B. Schulz. The Managers share voting control with respect to the shares held by the Fund. Each Manager disclaims beneficial ownership of the shares held by the Fund except to the extent of his pecuniary interest therein
(6)	Amounts include (a) 312,500 shares of common stock held by ADS-IPC LLC of which Adam D. Singer, M.D. is the sole member, (b) 33,101 shares of common stock held by IPC Living Trust of which Adam D. Singer, M.D. is the sole beneficiary and sole trustee, (c) 36,506 shares of common stock held by Emerald Isle Trust of which Adam D. Singer, M.D. is trustee, (d) 36,506 shares of common stock held by Whitehall Trust of which Adam D. Singer, M.D. is trustee, and (e) 14,713 shares beneficially owned by Adam D. Singer, M.D. which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date.
(7)	Amounts include 16,037 shares beneficially owned by R. Jeffrey Taylor, which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date.
(8)	Amounts include (a) 156,250 shares of common stock held by The Alan and Devra Shapiro Trust dated June 9, 2003 of which Devra G. Shapiro is trustee and (b) 1,952 shares beneficially owned by Devra G. Shapiro which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date.
(9)	Amounts include 1,155 shares beneficially owned by Richard G. Russell which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date.
(10)	Amounts include 6,250 shares beneficially owned by Mark J. Brooks which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date. Pursuant to policies of Scale and BAV, Mr. Brooks is obligated to transfer ownership of any such shares issued upon exercise to BAV. Mr. Brooks disclaims beneficial ownership of such shares that may be purchased upon exercise of stock options except to the extent of his pecuniary interest therein.
(11)

Amounts include 7,708 shares beneficially owned by Thomas P. Cooper, M.D., which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date, and (b) 112 shares beneficially owned by Thomas P. Cooper, M.D., the receipt of which has been deferred by Thomas P. Cooper, M.D. in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan.

(12)	Amounts include 1,302 shares beneficially owned by Woodrin Grossman, which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date.
(13)	Amounts include 2,343 shares beneficially owned by Barry M. Smith, which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date. Mr. Smith has informed us that he intends to tender his resignation from the Board of Directors at the meeting of the Board of Directors scheduled for June 12, 2008.
(14)	Amounts include (a) 23,535 shares of common stock held by TMS Family Investments, Ltd., a limited partnership, and (b) 6,293 shares beneficially owned by C. Thomas Smith, which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date, and (c) 140 shares beneficially owned by C. Thomas Smith, the receipt of which has been deferred by C. Thomas Smith in accordance with the Non-Employee Director Retainer Conversion Program of our 2007 Equity Participation Plan.
(15)	Amounts include 1,994 shares beneficially owned by Chuck Timpe, which may be purchased upon exercise of stock options that were exercisable as of March 31, 2008 or within 60 days after such date.

Information Concerning our Executive Officers

Name	Age	Position
Adam D. Singer, M.D.	48	Chairman, Chief Executive Officer, Chief Medical Officer and Director
R. Jeffrey Taylor	59	President, Chief Operating Officer and Director
Devra G. Shapiro	61	Chief Financial Officer
Richard G. Russell	48	Executive Vice President and Chief Development Officer

Our executive officers are elected by, and serve at the discretion of, our Board of Directors. Set forth below is a brief description of the business experience of all executive officers other than Dr. Singer and Mr. Taylor, who are also directors and whose business experience is set forth above in the sections of this proxy statement entitled “Information Concerning our Directors Nominated for Election” and “Information Concerning our Other Directors.”

Devra G. Shapiro has been our Chief Financial Officer since she joined IPC in March 1998. Prior to joining our company, Ms. Shapiro served as chief financial officer for several start-up healthcare enterprises. From 1985 to 1990, Ms. Shapiro held executive financial positions with EPIC Healthcare Group and American Medical International, Inc. (now Tenet Healthcare Corp.; THC—NYSE). From 1974 to 1984, Ms. Shapiro specialized in healthcare with the public accounting firm of Arthur Andersen & Co. Ms. Shapiro received a B.A. and a Bachelor of Accountancy from the University of Houston. Ms. Shapiro has over 30 years experience as a financial executive and certified public accountant with a background in working with healthcare organizations.

Richard G. Russell has been our Executive Vice President and Chief Development Officer since he joined IPC in March 2003. Prior to joining our company, Mr. Russell was senior vice president of information technology and business planning for Cogent Healthcare, Inc., another national hospitalist organization, from 2002 to March 2003. Mr. Russell began his career as a senior consultant with McKinsey & Company and then held executive level positions in several entrepreneurial and healthcare operating companies. Mr. Russell received a B.S. in chemical engineering from the Case Western Reserve University and an M.B.A. from Harvard Business School and has 20 years experience in health care services.

None of our executive officers has any family relationship with any other executive officer or with any of our directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Prior to our initial public offering, our directors, executive officers and persons beneficially holding more than 10% of our common stock were not subject to the reporting requirements of Section 16 of the Exchange Act.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans and agreements as of December 31, 2007, including our 1997 Equity Participation Plan, 2002 Equity Participation Plan, and 2007 Equity Participation Plan. The material terms of each of these plans and agreements are described in the notes to the December 31, 2007 consolidated financial statements, which are part of our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 28, 2008. Each of these plans was approved by our stockholders.

Plan category	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))	Total of shares reflected in columns (a) and (c)
	(a)	(b)	(c)	(d)
Equity compensation plans approved by stockholders	446,175	$3.07	107,196	553,371
Equity compensation plans not requiring stockholder approval	—	—	—	—

Total	446,175	$3.07	107,196	553,371

As of December 31, 2007, there were 446,175 stock options outstanding with a weighted average exercise price of $3.07 and a weighted average remaining term of 8.6 years under the company’s equity compensation plans and there were 107,196 shares remaining to be awarded under our equity compensation plans.

Compensation Discussion and Analysis

Our compensation policy is designed to support the overall objective of maximizing long-term stockholder value by aligning the interests of executives with the interests of stockholders and rewarding executives for achieving corporate and individual objectives as established by our compensation committee. The executive compensation program is also designed to provide compensation opportunities that attract and retain the services of qualified executives in a highly competitive marketplace. For fiscal year 2007, our executive compensation program was comprised of three principal components: base salary, cash bonus incentives and long-term incentive opportunities through stock option grants.

Our Executive Compensation Philosophies and Policies

The compensation committee of the Board of Directors is responsible for defining a total compensation policy that supports the organization’s overall business strategy and objectives, attracts and retains key executives, links total compensation with business objectives and organizational performance and provides competitive total compensation opportunities at a reasonable cost while enhancing stockholder value creation.

After interviewing several candidates, the compensation committee engaged Frederick W. Cook & Co., Inc., an independent compensation consultant in April 2007 to help us transition from being a private company into an early stage public company. The consultant, which does not perform any other services for our Company, was asked to review and identify a group of comparable companies in terms of industry, revenue level and stage of development in order to ascertain the appropriateness of all aspects of compensation, including base salary, short-term cash incentives and levels of equity and other forms of long-term compensation. In addition, the consultant was asked to review the benefit packages of other senior executives at the comparable companies and to determine the median levels of compensation and benefit packages within the benchmarked group. The consultant compiled data from two categories of other public healthcare companies to guide the compensation committee in its evaluation of the appropriateness of the equity based compensation of the chief executive officer and the other executive officers. The first group consisted of ten healthcare companies at the stage of filing an initial registration statement within the last five years, so that the data reflected the compensation practices of these companies while still private. This data was used to benchmark our compensation practices currently as a private company. The companies included in the first group were:

Brookdale Senior Living	NightHawk Radiology
Emergency Medical Services	Radiation Therapy Services
HealthSpring	Symbion
LHC Group	United Surgical Partners
Molina Healthcare	WellCare Health Plans

The second group consisted of nineteen healthcare companies with similar revenues and market capitalization to us which were already public when their disclosures were made. The compensation committee is evaluating this material to determine how to transition our compensation practices over time as a public company. The companies included in this second group were:

Emergency Medical Services	On Assignment
AMN Healthcare	Vistacare
Sun Healthcare	American Dental
Cross Country	LHC Group
Amedisys	Arcadia Resources
Healthways	Pediatric Services of America
Medical Staffing	NightHawk Radiology
Matria	Almost Family
Symbion	ATC Healthcare
Allied Healthcare

Base Salary

Base salary levels for the chief executive officer and the other executive officers are generally intended to compensate executives at salary levels comparable to the median of the appropriate competitive benchmarks described above. Base salaries are determined on an individual basis by evaluating each executive’s scope of responsibility, past performance and prior experience to determine prevailing compensation levels in relevant markets for executive talent. While we were still a private company, the base salaries of our named executive officers were established based on negotiations between our Board of Directors and each named executive officer prior to each officer commencing employment with our company. The initial base salary of each named executive officer and subsequent increases reflect the amount that, in the judgment of our Board of Directors in consultation with our venture capital investors, the officer could have earned from alternative employment. As we progressed toward becoming a public company, the compensation committee engaged an independent compensation consultant described above who developed the peer group. The data from the peer group was used to validate that the base salaries of each of the named executive officers were at or just below the median of the base salaries for the peer group for 2006. It is the intent of the compensation committee to recommend to our

Board of Directors that the base salaries of the named executive officers be migrated to the median of the peer group. Base salaries for executives are reviewed annually by the compensation committee and if appropriate, the compensation committee recommends adjustments to the board for determination. The base salaries paid to the chief executive officer and the executive officers in fiscal 2007 are set forth in the “Salary” column of the Summary Compensation Table.

Performance-Based Bonus Plan

Performance bonuses tied to our operating results are a component of executive compensation and are designed to motivate the executive to focus on our annual revenue and profitability, which we believe should improve long-term stockholder value over time. Our named executive officers are eligible to receive cash bonus incentive payments based upon the achievement of certain company goals and may also be awarded discretionary bonuses tied to individual performance, as determined by the compensation committee.

At the beginning of 2007, the compensation committee established performance objectives for the payment of cash bonus incentive payments for executive officers. Performance objectives were based on (1) the attainment of a pre-established target of earnings before interest, tax, depreciation and amortization, or EBITDA of $12.1 million, and (2) the attainment of a pre-established target of revenue of $166.8 million. The compensation committee adopted these targets because they encouraged a continued growth in our top line while also rewarding the management of operating costs to deliver EBITDA at a level to increase overall stockholder value.

The plan sets forth a target percentage of base salary for the achievement of the objectives. Twenty-five percent of the bonus target was tied to the revenue goal and seventy-five percent was tied to the EBITDA goal. For Dr. Singer the bonus percentage of base salary target for achievement of 100% of the objectives was 50%. For Messrs. Taylor and Russell and Ms. Shapiro, the target percentage of base salary was 40% for achievement of 100% of the objectives. In addition, there was a sliding scale to increase or decrease the bonus for performance above or below target levels ranging from 50% of target for achieving 75% of objectives up to 200% of target for exceeding 150% of objectives. The cash bonus incentive payments paid to the chief executive officer and the executive officers in fiscal 2007 are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Achievement of Revenue and EBITDA Objectives	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount	Percent of Base Salary and Dollar Amount
	Singer	Taylor	Shapiro	Russell
150% of Objective	100%	80%	80%	80%
	$360,400	$218,484	$175,644	$164,800

125% to 150%	75%	60%	60%	60%
	$270,300	$163,863	$131,733	$123,600

110% to 125%	62.5%	50.0%	50.0%	50.0%
	$225,250	$136,553	$109,778	$103,000

100% to 110%	55%	44%	44%	44%
	$198,220	$120,166	$96,604	$90,640

Objectives	50%	40%	40%	40%
	$180,200	$109,242	$87,822	$82,400

90% to 100%	37.5%	30.0%	30.0%	30.0%
	$135,150	$81,932	$65,867	$61,800

75% to 90%	25%	20%	20%	20%
	$90,100	$54,621	$43,911	$41,200

Additionally, the compensation committee has the authority to grant a discretionary bonus to each executive officer for exceptional performance based upon several additional factors, including the number of acquisitions successfully completed, physician turnover reduced, enhancements to the information technology platform completed, new markets entered, new physicians hired, cash flow targets achieved and major projects such as system conversions completed. While the compensation committee believes that these factors will directly impact EBITDA and revenue growth, it has retained the discretion to award additional bonuses for satisfying these individual factors. The discretionary bonus payments paid to the chief executive officer and the executive officers in fiscal 2007 are set forth in the “Bonus” column of the Summary Compensation Table. Our Board of Directors granted a fiscal 2008 discretionary bonus in the amount of $250,000 to Dr. Singer upon the closing of our initial public offering on January 30, 2008.

Long-Term Equity Incentives

We believe that an ownership culture in our company is important to provide our executive officers with incentives to build value for our stockholders. We believe stock-based awards create such a culture and help to align the interests of our management and employees with the interests of our stockholders.

In furtherance of that goal, we have adopted the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan, which provides additional award availability to supplement the 1997 Equity Participation Plan and the 2002 Equity Participation Plan. The principal features of these plans are summarized under “Compensation Discussion and Analysis—Incentive Compensation Plan.” The principal purpose of these plans are to attract, retain and motivate selected employees and directors through the granting of stock-based compensation awards. On an annual basis, our compensation committee assesses the appropriate corporate and individual goals for each executive and awards additional option grants in the following year based upon achievement of those goals. The amount of options to be granted will be guided by the peer group data from the compensation committee’s compensation consultant described above and the determination of the amount of cash versus equity will be refined over time by the compensation committee. Additionally, in the future, our compensation committee and Board of Directors may consider awarding additional or alternative forms of equity incentives, such as grants of restricted stock, restricted stock units or other performance-based awards. The compensation committee intends to also seek input from an independent compensation consultant concerning these matters.

Benefits and Perquisites

Each of our named executive officers participates in the health and welfare benefit plans and fringe benefit programs generally available to all of our employees. Our Chief Executive Officer also receives the additional benefits reflected in the Summary Compensation Table under “All Other Compensation” and more fully described in footnote (4) thereto. The additional benefits granted to Dr. Singer relate to the historical transition from his medical practice and mirrored benefits and perquisites he received there. These additional benefits are not continued in his new amended and restated employment agreement. See “Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan Based Awards—Employment Agreements.”

Severance and Change in Control Policy

In January 2008, we adopted an Executive Change in Control Plan for our named executive officers to reduce the need to negotiate individual severance agreements with departing executives. Please see the description under “Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan Based Awards—Potential Payments Upon Termination or Change in Control.” The employment agreements for the named executives provide for severance in various situations as described in “Executive Compensation—Narrative to Summary Compensation Table and Grants of Plan Based Awards—Employment Agreements.”

EXECUTIVE COMPENSATION

The following table sets forth information regarding compensation earned by our chief executive officer, our president and chief operating officer, our chief financial officer, and our executive vice president and chief development officer during the fiscal years ended December 31, 2007 and December 31, 2006. We refer to these executive officers as our “named executive officers” elsewhere in this Proxy Statement.

Summary Compensation Table

Name and Principal Position	Year	Salary($)	Bonus ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Adam D. Singer, M.D.	2007	$357,262	$60,000	$9,077	$259,038	$80,735	(4)	$766,112
Chief Executive Officer and Chief Medical Officer	2006	$340,000	$100,000	$539	$32,300	$72,595	(5)	$545,434

R. Jeffrey Taylor	2007	$271,104	$50,000	$22,694	$157,035	$16,545	(6)	$517,378
President and Chief Operating Officer	2006	$260,100	$50,000	$539	$19,768	$17,795	(7)	$348,202

Devra G. Shapiro	2007	$217,946	$47,500	$18,155	$126,244	$9,094	(8)	$418,939
Chief Financial Officer	2006	$209,100	$50,000	$539	$15,892	$9,223	(9)	$284,754

Richard Russell	2007	$205,077	$45,000	$15,885	$118,450	$11,943	(10)	$396,355
Executive Vice President and Chief Development Officer	2006	$198,689	$30,000	$1,347	$15,200	$11,545	(11)	$256,781

(1)	Amount reflects discretionary bonuses paid to the named executive officers during 2007 and 2006.
(2)	Amount reflects the expensed fair value of stock options recognized in 2007 and 2006 calculated in accordance with SFAS No. 123(R). See Note 9 of the “Notes to Condensed Consolidated Financial Statements (Unaudited)—Stock-Based Compensation” in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 28, 2008, for a discussion of assumptions made in determining the compensation expense of our stock options for 2007. See Note 8 of the “Notes to Consolidated Financial Statements—Stock Option Plans” in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 28, 2008, for a discussion of assumptions made in determining the compensation expense of our stock options for the year ended December 31, 2006.
(3)	The 2007 and 2006 amounts were awarded under the senior executive bonus plan.
(4)	Includes (a) medical malpractice premiums of $22,187, (b) vacation paid in lieu of time-off of $13,861, (c) bonus in lieu of a Company 401(k) match of $13,055, (d) health & welfare insurance of $15,457, (e) auto allowance of $9,900, (f) continuing medical education allowance of $5,000 and (g) premiums of $1,275 paid on a life insurance policy provided pursuant to the terms of Dr. Singer’s employment agreement.
(5)	Includes (a) medical malpractice premiums of $22,187, (b) vacation paid in lieu of time-off of $13,077, (c) bonus in lieu of a Company 401(k) match of $10,895, (d) health & welfare insurance of $10,261, (e) auto allowance of $9,900, (f) continuing medical education allowance of $5,000 and (g) premiums of $1,275 paid on a life insurance policy provided pursuant to the terms of Dr. Singer’s employment agreement.
(6)	Includes (a) Company 401(k) match of $7,875, and (b) health & welfare insurance premiums of $8,670 permitted pursuant to the terms of Mr. Taylor’s employment agreement.
(7)	Includes (a) Company 401(k) match of $9,958, and (b) health & welfare insurance premiums of $7,837 permitted pursuant to the terms of Mr. Taylor’s employment agreement.
(8)	Includes (a) Company 401(k) match of $7,875, and (b) health & welfare insurance premiums of $1,219 permitted pursuant to the terms of Ms. Shapiro’s employment agreement.
(9)	Includes (a) Company 401(k) match of $8,005, and (b) health & welfare insurance premiums of $1,218 permitted pursuant to the terms of Ms. Shapiro’s employment agreement.

(10)	Includes (a) Company 401(k) match of $7,750, and (b) health & welfare insurance premiums of $4,193 permitted pursuant to the terms of Mr. Russell’s employment agreement.
(11)	Includes (a) Company 401(k) match of $7,500, and (b) health & welfare insurance premiums of $4,045 permitted pursuant to the terms of Mr. Russell’s employment agreement.

Grants of Plan-Based Awards

Set forth below is information regarding awards granted to our named executive officers during 2007. All equity grants were made under our 1997 Equity Participation Plan, our 2002 Equity Participation Plan, and our 2007 Equity Participation Plan:

2007 Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Base Price of Option Awards ($/share)(2)	Grant Date Fair Value of Option Awards(3)
		Threshold $	Target $	Maximum $
Adam D. Singer, M.D.		$90,100	$180,200	$360,400
Chief Executive Officer and Chairman of the Board	7/19/2007				15,625	$5.25	$34,985

R. Jeffrey Taylor		$54,621	$109,242	$218,484
President and Chief Operating Officer	7/19/2007				39,063	$5.25	$87,462

Devra G. Shapiro		$43,911	$87,822	$175,644
Chief Financial Officer	7/19/2007				31,250	$5.25	$69,970

Richard Russell		$41,200	$82,400	$164,800
Executive Vice President and Chief Development Officer	7/19/2007				27,344	$5.25	$61,223

(1)	Represents threshold, target and maximum payout levels under our annual cash incentive program for performance during the year ended December 31, 2007. See “Compensation Discussion and Analysis— Components of our Executive Compensation Program—Performance-Based Bonus Plan” for a description of the program. For amounts actually paid out under the plan see “Summary Compensation Table” under the column titled “Non-Equity Incentive Plan Compensation.”
(2)	Based on the valuation of shares of our common stock as of the date of grant as determined contemporaneously.
(3)	Valuation of these options is based on the dollar amount of share-based compensation recognized for financial statement reporting purposes pursuant to SFAS 123(R) over the entire term of these options, except that such amounts do not reflect an estimate of forfeitures related to service-based vesting conditions.

Narrative to Summary Compensation Table and Grants of Plan Based Awards

Awards

At the beginning of 2007, the compensation committee established potential bonuses for Dr. Singer, Mr. Taylor, Ms. Shapiro and Mr. Russell under our performance-based bonus plan. The payout formula was 25% tied to a revenue target and 75% to an EBITDA target. Based on the Company’s 2007 performance relative to its financial targets when available, as described in “Compensation Discussion and Analysis—Performance-Based

Bonus Plan” and the individual performance of each executive, Dr. Singer, Mr. Taylor, Ms. Shapiro and Mr. Russell may be awarded annual cash incentive payments under our performance-based bonus plan as reflected in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

On July 19, 2007, grants of options were made under the 2007 Equity Participation Plan to Dr. Singer, Mr. Taylor, Ms. Shapiro and Mr. Russell in the amounts of 15,625, 39,063, 31,250 and 27,344 shares, respectively. All options were granted at an exercise price of $5.25 per share, which is equal to the fair market value of our common stock on date of grant as determined contemporaneously. The shares vest 25% on the first anniversary of the date of grant and the balance vest ratably over the next thirty-six months. While still a private company, the security ownership levels of our named executive officers were established using the knowledge base of the members of the Board of Directors and input from our venture capital investors as to the security ownership levels in their respective portfolio companies. As we progressed toward becoming a public company, the compensation committee engaged an independent consultant described earlier who developed a peer group of companies just before their filing of a registration statement for an initial public offering as described above. The compensation committee, after reviewing the security ownership levels of named executive officers of the peer group of companies, determined that Dr. Singer, Mr. Taylor, Ms. Shapiro and Mr. Russell were at the 18th, 45th, 32nd and 16th percentiles, respectively, and that additional grants were appropriate to bring our executives closer to the median of the peer group. It is the intent of the compensation committee to recommend to the Board of Directors that the security ownership levels of our named executive officers be migrated toward the median of the second peer group described above consisting of companies who were already public at the time of disclosure.

Employment Agreements

We have entered into employment agreements with our named executive officers pursuant to the specific terms set forth below.

Adam D. Singer, M.D. In January 2008, we entered into an amended and restated employment agreement with Dr. Singer, pursuant to which he agreed to continue to serve as our Chief Executive Officer and Chief Medical Officer. The employment agreement specifies that Dr. Singer’s employment with us is for a term of three years with automatic renewal for one year periods, unless either party provides 30 days prior written notice of its intention not to renew. Dr. Singer is currently entitled to an annual base salary of $448,000. He is eligible to receive an annual bonus based upon performance targets, as determined by the compensation committee of our Board of Directors in accordance with the 2007 Non-Equity Incentive Plan. We maintain Dr. Singer’s professional liability insurance. He also receives 20 days of paid vacation and Dr. Singer is eligible to participate in various welfare and benefit plans generally in accordance with their terms, which are available to all other employees. Subject to Treasury Regulation §1-409A-1 restrictions, in the event that Dr. Singer’s employment is terminated by us without cause, or if Dr. Singer terminates his employment for good reason, each as defined below, Dr. Singer will be entitled to receive (1) continuation of his base salary for 18 months following his termination, (2) payment of any earned but unpaid bonuses, including any pro rata bonus earned during the current fiscal year, (3) 18 months of continued coverage under our health and dental programs at the same level of coverage as he received during employment, and (4) a lump sum payment equal to our cost of Dr. Singer’s life and disability insurance benefits for the 18 months following his termination. All payments are subject to Dr. Singer executing a release relieving us of liability relating to his termination. In addition, in the event of death or disability, Dr. Singer is also entitled to receive insurance coverage that equals or exceeds 75% of his base salary for a period of one year. See “—Potential Payments Upon Termination or Change of Control” for a further description of the severance benefits that Dr. Singer will receive under our change in control plan if he incurs a termination in connection with a change in control of IPC.

R. Jeffrey Taylor. In January 2008, we entered into an amended and restated employment agreement with Mr. Taylor, pursuant to which he agreed to continue to serve as our President and Chief Operating Officer. The employment agreement specifies that Mr. Taylor’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Mr. Taylor is currently entitled to an annual base salary of $300,000. He is eligible to receive an annual bonus based upon performance targets as determined by the compensation committee of our Board of Directors in accordance with the 2007 Non-Equity Incentive Plan.

Devra G. Shapiro. In January 2008, we entered into an amended and restated employment agreement with Ms. Shapiro, pursuant to which she agreed to continue to serve as our Chief Financial Officer. This employment agreement specifies that Ms. Shapiro’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Ms. Shapiro is currently entitled to an annual base salary of $260,000. She is eligible to receive an annual bonus based on performance targets as determined by the compensation committee of our Board of Directors in accordance with the 2007 Non-Equity Incentive Plan.

Richard G. Russell. In January 2008, we entered into an amended and restated employment agreement with Mr. Russell, pursuant to which he agreed to serve as our Executive Vice President and Chief Development Officer. This employment agreement specifies that Mr. Russell’s employment with us is for a term of one year with automatic renewal for one year periods, unless either party provides 90 days prior written notice of its intention not to renew. Mr. Russell is currently entitled to an annual base salary of $240,000. He is eligible to receive an annual bonus based on performance targets, as determined by the compensation committee of our Board of Directors in accordance with the 2007 Non-Equity Incentive Plan.

In addition, each named executive is entitled to reimbursement for all reasonable business and travel expenses, is eligible to receive 20 days of paid vacation annually, and is eligible to participate in our retirement, welfare and benefit plans and programs generally in accordance with their terms. Subject to Treasury Regulation §1-409A-1 restrictions, in the event that Messrs. Taylor and Russell or Ms. Shapiro are terminated by us without cause, or if any one of them terminates their employment for good reason, each as defined below, such individual will be entitled to receive (1) continuation of their base salary for 12 months following his or her termination, (2) payment of any earned but unpaid bonuses, including the pro rata portion earned during the current fiscal year and (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as he or she received during employment, subject to the executive executing a release relieving us of any liability relating to the termination. See “—Potential Payments Upon Termination or Change in Control” for a further description of severance benefits that Messrs. Taylor and Russell and Ms. Shapiro will be eligible to receive under our change in control plan if they incur a termination in connection with a change in control of IPC.

“Cause” is defined in the employment agreements as (1) fraud, misappropriation, embezzlement or other act of material misconduct against us; (2) substantial, continuing and willful failure to render services in accordance with the terms of the applicable employment agreements; (3) knowing violation of any laws, rules or regulations of any governmental or regulatory body material to our business; and (4) conviction of or plea of nolo contendere to a felony or a crime including moral turpitude, or a charge or indictment of a felony or any crime involving moral turpitude the defense of which renders the executive substantially unable to perform his or her services to us. Additionally, Dr. Singer’s failure to maintain his professional license in the State of California, or any sanction or formal reprimand of him by the California Board of Medical Quality Assurance shall constitute “cause.” A termination due to death or permanent disability shall be treated as a for “cause” termination under the employment agreements for Mr. Taylor, Ms. Shapiro and Mr. Russell.

“Good Reason” is defined in the employment agreements for Dr. Singer, Mr. Taylor, Ms. Shapiro and Mr. Russell as (1) a substantial reduction in the executive’s status, title, position or authority; (2) a reduction in the executive’s base salary and/or annual bonus of $20,000 or more; (3) the request that the executive render services outside of Los Angeles County, California or the relocation of our headquarters outside of Los Angeles County, California; provided, however, that the foregoing shall not apply as to reasonable business travel commensurate with the executive’s position; or (4) any material breach by us of any provision of the employment agreement or our shareholders agreement.

Under Dr. Singer’s employment agreement, he may not (1) solicit any of our employees for a period of two years after termination, or (2) disclose any confidential information at any time. In addition, under the employment agreements for Messrs. Taylor and Russell and Ms. Shapiro, they may not (1) solicit any of our employees for a period of 12 months after termination or (2) disclose any confidential information pertaining to our company at any time.

The following table summarizes the outstanding equity awards held by each of our named executive officers as of December 31, 2007:

2007 Outstanding Equity Awards at Fiscal Year-End

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)(2)	Option Expiration Date
Adam D. Singer, M.D.	2/9/2005	8,952	11,394	$1.60	2/9/2015
Chief Executive Officer and	3/2/2006	1,367	1,758	$1.60	3/2/2016
Chairman of the Board	7/19/2007	—	15,625	$5.25	7/19/2017

R. Jeffrey Taylor	2/9/2005	12,506	5,150	$1.60	2/15/2015
President and	3/2/2006	1,367	1,758	$1.60	3/2/2016
Chief Operating Officer	7/19/2007	—	39,063	$5.25	7/19/2017

Devra G. Shapiro	2/9/2005	—	4,557	$1.60	2/9/2015
Chief Financial Officer	3/2/2006	—	1,758	$1.60	3/2/2016
	7/19/2007	—	31,250	$5.25	7/19/2017

Richard Russell	2/9/2005	—	957	$1.60	2/9/2015
Executive Vice President	3/2/2006	—	4,395	$1.60	3/2/2016
and Chief Development Officer	7/19/2007	—	27,344	$5.25	7/19/2017

(1)	The shares underlying these option vest 25% at the first anniversary of the grant date and in equal monthly installments thereafter over the following three years.
(2)	Based on the valuation of shares of our common stock as of the date of grant as determined contemporaneously.

The following table sets forth information regarding options exercised by our named executive officers during the year ended December 31, 2007:

Option Exercises and Stock Vested

Name	Exercise Date	Number of Shares Acquired on Exercise (#)	Value of Realized on Exercise ($)
Adam D. Singer, M.D.	2/1/2007	97,522	$199,724
Chief Executive Officer and Chairman of the Board	2/1/2007	218,750	$364,000
	2/1/2007	18,717	$15,573
	2/1/2007	96,354	$197,333

R. Jeffrey Taylor	7/18/2007	24,414	$45,313
President and Chief Operating Officer

Devra G. Shapiro	4/13/2007	1,302	$1,083
Chief Financial Officer	4/13/2007	846	$704
	7/18/2007	195	$200
	7/18/2007	977	$1,000
	12/31/2007	1,628	$5,938
	12/31/2007	326	$1,188

Richard Russell	5/4/2007	2,116	$1,760
Executive Vice President and Chief Development Officer	5/4/2007	10,742	$17,875
	5/4/2007	820	$683
	12/31/2007	1,302	$4,750
	12/31/2007	547	$1,994

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participates in or has account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change in Control

As of December 31, 2007, we were party to certain employments agreements that would have required us to provide compensation to Dr. Singer, Messrs. Taylor and Russell and Ms. Shapiro in the event that their employment with us was terminated. On January 10, 2008, our Board of Directors adopted the Executive Change of Control Plan governing the termination of senior management in case of a qualified change of control event. On January 11, 2008, we entered into amended and restated employment agreements with Dr. Singer, Mr. Taylor, Mr. Russell and Ms. Shapiro. A quantitative analysis of the amount of compensation payable to each of these named executive officers in each situation involving a termination of employment pursuant to the amended and restated employment agreements in effect on January 11, 2008 or the Executive Change of Control Plan, assuming that each termination had occurred as of December 31, 2007, is listed on the tables below.

In the event that Dr. Singer’s employment is terminated by us without cause, or if Dr. Singer terminates his employment for good reason, Dr. Singer will be entitled to receive (1) continuation of his base salary for 18 months following his termination, (2) payment of any earned but unpaid bonuses, including any pro rata bonus earned during the current fiscal year, (3) 18 months of continued coverage under our health and dental programs at the same level of coverage as he received during his employment (4) a lump sum payment equal to our cost of Dr. Singer’s life and disability insurance benefits for the 18 months following his termination. All payments are subject to Treasury Regulation Section 1.409A restrictions and Dr. Singer’s execution of a release relieving us from liability relating to his termination. See “—Executive Compensation—Employment Agreements” for the definitions of “cause” and “good reason” contained in the employment agreements, as well as a description of the proposed changes to the agreement.

In the event that Mr. Taylor, Mr. Russell, or Ms. Shapiro are terminated by us without cause, or if any one of them terminates their employment for good reason, such individual will be entitled to receive (1) continuation of their base salary for 12 months following his or her termination, (2) payment of any earned but unpaid bonuses, including the pro rata portion earned during the current fiscal year, and (3) 12 months of continued coverage under our health and dental programs at the same level of coverage as he or she received during employment. All payments are subject to Treasury Regulation Section 1.409A restrictions and the executive’s execution of a release relieving us from liability relating to his or her termination. See “—Executive Compensation—Employment Agreements” for the definitions of “cause” and “good reason” contained in the employment agreements, as well as a description of the proposed changes to the agreement.

In the event Dr. Singer dies or is terminated due to “permanent disability”, he (or, in the case of death, to his estate) shall be entitled to receive (1) continuation of their base salary up to 75% of such amount for 12 months for his death or Permanent Disability, (2) a lump sum cash payment equal to the value of the cost to the Company for providing life and disability insurance for the executive for a period of 12 months, (3) 12 months of continued coverage for the executive and his covered dependents under our health and dental programs at the same level of coverage as he received during employment and (4) the pro rata portion of the annual bonus earned during the current fiscal year by him. “Permanent Disability” is defined in Dr. Singer’s employment agreements as a physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than 12 months. Termination of Mr. Taylor’s, Ms. Shapiro or Mr. Russell’s employment due to death or permanent disability is considered for cause termination.

In the event any of the named executive officers terminates their employment for good reason or are terminated by us without cause, due to a permanent disability or death, and such individual is over the age of 55 and has been employed by us for over 5 years, we will continue to provide coverage under our health and dental programs until such time as such individual becomes eligible for Medicare coverage.

Under all of the employment agreements, we are not obligated to make any cash payment to the named executives if their employment is terminated by us for cause or by the executive without good reason. Pursuant to the Executive Change of Control Plan adopted in January 2008, Dr. Singer, Mr. Taylor, Mr. Russell and Ms. Shapiro (and any other members of senior management which the compensation committee adds to the plan in the future) shall be entitled to receive certain severance benefits in the case of a qualified change in control event. A participant in the plan will be eligible to receive a severance payment and additional severance benefits if his or her employment with us is terminated by us or the acquirer without cause or by the employee for good reason 90 days prior to or within 18 months following a change in control (as defined below).

In addition, if a participant can reasonably demonstrate that such termination came at the request of a person who has indicated an intention or taken steps reasonably calculated to effect a change in control of IPC, or that such termination was otherwise in connection with, or in anticipation of, a change in control of IPC, which actually occurs, then such participant will also be eligible to receive severance benefits under the Executive Change in Control Plan. In connection with such change in control termination, Dr. Singer will be eligible to receive 18 months of his base salary plus one and one-half times his annual target short-term incentive amounts for the year in which the termination occurs, and Messrs. Taylor and Russell and Ms. Shapiro will receive 12 months of his or her base salary plus one times his or her annual target short-term incentive amounts for the year in which the termination occurs. In addition, Dr. Singer will be eligible to receive 18 months of continuing health and dental coverage on the same terms as he received such benefits during employment, and Messrs. Taylor and Russell and Ms. Shapiro will receive 12 months of continuing health and dental coverage on the same terms as he or she received such benefits during employment. In connection with such change of control termination, any options outstanding on the date of termination held by the terminated individual will vest immediately at the time of such termination. Under the terms of the Executive Change in Control Plan, if any payments or benefits to which a participant becomes entitled are considered “excess parachute payments” under Section 280G of the Internal Revenue Code, then he or she will generally be entitled to an additional “gross-up” payment from us in an amount such that, after payment by the participant of all taxes, including any excise tax imposed upon the gross-up payment, he or she will retain a net amount equal to the amount he or she would have been entitled to had the excise tax not been imposed upon the payment. If the total payments that the participant is entitled to receive from us do not exceed 110% of the greatest amount that could be paid to the participant without becoming an excess parachute payment, then no “gross-up” payment will be made by us, and the participant’s payments will be reduced to the greatest amount that could be paid without causing the payments to be “excess parachute payments.” Under the plan, “change in control” is defined to mean (1) the acquisition by a third party of more than 50% of our voting shares, (2) a merger, consolidation or other reorganization if our stockholders following such transaction no longer own more than 50% of the combined voting power of the surviving organization, (3) our complete liquidation or dissolution, or (4) a sale of substantially all of our assets.

Under the plan, “cause” is defined as (1) the willful and continued failure to substantially perform the participant’s duties (other than due to illness or after notice of termination by us without cause or by the participant for good reason) and such failure continues for ten days after a demand for performance is delivered, or (2) the participant willfully engages in illegal or gross misconduct that injures our reputation. The definition of “cause” for any participant who is party to an employment agreement with us for purposes of the plan will be the same as is contained in such participant’s employment agreement, see “—Executive Compensation—Employment Agreements” for the definition of “cause” contained in each of the employment agreements.

Under the plan, “good reason” is defined as (1) a reduction in the participant’s annual base salary, (2) a material or adverse change in the participant’s authority, duties, responsibilities, title or offices following a change in control or an adverse change, following a change in control, in the duties, responsibilities, authority or managerial level of the individual(s) to whom the participant reports, (3) our requirement that the participant be based outside of Los Angeles County, California, or (4) our material breach of the participant’s employment agreement and our failure to cure such breach.

As of December 31, 2007, Dr. Singer, Mr. Taylor, Ms. Shapiro, and Mr. Russell held options to purchase 28,777 shares, 45,971 shares, 37,565 shares and 32,696 shares, respectively, of our common stock that would vest upon any change in control pursuant to the terms of the applicable equity incentive plans. Pursuant to the employment agreements in effect as of January 11, 2008 discussed above and various equity grant agreements, assuming one of our named executive officers is terminated without cause or resigns for good reason or a change in control had taken place on December 31, 2007, such individuals would have been entitled to payments in the amounts set forth opposite their name:

Summary of Potential Payments Upon Termination(1)

Element	Involuntary Termination Without Cause	Termination for Good Reason	Death or Disability	Change in Control(2)
Severance(3)
Adam D. Singer, M.D.	$672,000	$672,000	$336,000	$672,000
R. Jeffrey Taylor	300,000	300,000	—	300,000
Devra G. Shapiro	260,000	260,000	—	260,000
Richard G. Russell	240,000	240,000	—	240,000

Intrinsic Value of Accelerated Stock Options(4)
Adam D. Singer, M.D.	—	—	—	$357,358
R. Jeffrey Taylor	—	—	—	519,402
Devra G. Shapiro	—	—	—	426,873
Richard G. Russell	—	—	—	371,014

Total
Adam D. Singer, M.D.	$672,000	$672,000	$336,500	$1,029,358
R. Jeffrey Taylor	300,000	300,000	—	819,402
Devra G. Shapiro	260,000	260,000	—	686,873
Richard G. Russell	240,000	240,000	—	611,014

(1)	The employment agreements in effect as of January 11, 2008 were used to perform these calculations since the agreements in place on December 31, 2007 are no longer operative and would have misstated the impacts of payments in the future.
(2)	Amounts listed in this column with respect to Dr. Singer, Mr. Taylor, Ms. Shapiro and Mr. Russell are payable upon the occurrence of a change in control and a termination not for cause or for good reason.
(3)	Severance includes (i) twelve or eighteen months (as applicable) continuation of executive’s salary, (ii) earned but unpaid bonus for the most recently completed fiscal year and (iii) twelve or eighteen months (as applicable) continued coverage under our welfare benefit plans.
(4)	Intrinsic value of stock options with vesting accelerated due to trigger event based on the fiscal year end fair market value of $16.00 per share.

Incentive Compensation Plans

2007 Equity Compensation Plan

On July 19, 2007, our Board of Directors adopted the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan. The plan was subsequently approved by our stockholders on November 13, 2007. The purposes of the plan are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non- employee directors are eligible to participate in the plan. Under the plan, 234,375 shares of our common stock were authorized for initial issuance, which amount was increased by 371,123 upon the consummation of our initial public offering, and, each calendar year thereafter until 2013, the number of shares authorized for issuance under the plan will increase in an amount equal to 2.5% of the total number of our outstanding shares of common stock. The number of shares available for issuance under the plan will also be increased by any shares granted pursuant to the 2002 or 1997 equity participation plans that are subsequently forfeited by the participant. As of March 31, 2008, 177,137 shares of our common stock were available for issuance under the 2007 Equity Compensation Plan. On January 30, 2008, we filed a registration statement on Form S-8 covering the shares of our common stock reserved for issuance under the plan.

On July 19, 2007, pursuant to the plan, we issued options to purchase an aggregate of 121,094 shares of our common stock to certain of our employees at an exercise price of $5.25 per share, which is equal to the fair market value of our common stock as of the same date as determined contemporaneously. One-fourth of these stock options will vest on the first anniversary of the date of grant. The remaining three-fourths of these stock options will vest in equal monthly installments for the following thirty-six months, commencing the month following the first anniversary of the date of grant. On January 1, 2008, we issued options to purchase an aggregate of 23,438 shares of our common stock to our non-employee directors at a per share exercise price equal to the initial public offering price of $16.00 per share. These options vest in twelve equal monthly installments.

The plan is administered by our compensation committee, which interprets the plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

The plan allows us to grant the following types of awards:

•	options (non-qualified and incentive stock options);

•	stock appreciation rights, or SARs;

•	restricted stock;

•	restricted stock units;

•	deferred stock;

•	performance units;

•	other stock-based awards; and

•	annual incentive awards.

In any calendar year, no participant may be granted awards for options, SARs, restricted stock, deferred stock, restricted stock units or performance units (or any other award that is determined by reference to the value of shares of our common stock or appreciation in the value of such shares) that exceed, in the aggregate, 468,750 underlying shares of our common stock. No participant may be granted cash awards for any grant year that exceed $3.0 million.

Stock Options. Options may be granted by the compensation committee and may be either non-qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the compensation committee (and incentive stock options are subject to further statutory restrictions that are set forth in the plan). The exercise price for all stock options granted under the plan will be determined by the compensation committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan will be determined by the compensation committee, but may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as non-qualified stock options. Each stock option will be exercisable at such time and pursuant to such terms and conditions as determined by the compensation committee in the applicable stock option agreement. If not otherwise specified in the applicable stock option agreement, one-fourth of the stock options granted to employees will vest on the first anniversary of the date of grant and the remaining three-fourths of the stock options will vest in equal monthly installments for the following thirty-six months, commencing the month following the first anniversary of the date of grant. Each option gives the participant the right to receive a number of shares of our common stock upon exercise of the option and payment of the exercise price. The exercise price may be paid in cash (including cash obtained through a broker selling the share acquired on exercise) or, if approved by the compensation committee, shares of our common stock or restricted common stock.

Stock Appreciation Rights, or SARs. All SARs must be granted on a stand-alone basis (i.e., not in conjunction with stock options granted under the plan). A SAR granted under the plan entitles its holder to receive, at the time of exercise, an amount per share equal to the excess of the fair market value (at the date of exercise) of a share of our common stock over a specified price, known as the strike price, fixed by the compensation committee, which will not be less than 100% of the fair market value of our common stock on the grant date of the SAR. Payment may be made in cash, shares of our common stock, or other property, in any combination as determined by the compensation committee. If not otherwise specified in the applicable SAR agreement, one-fourth of the SARs granted to employees will vest on the first anniversary of the date of grant and the remaining three-fourths of the SARs will vest in equal monthly installments for the following thirty-six months, commencing the month following the first anniversary of the date of grant.

Restricted Stock and Restricted Stock Units. Restricted stock is our common stock that is forfeitable until the restrictions lapse. Restricted stock units are rights granted as an award to receive shares of our common stock, conditioned upon the satisfaction of restrictions imposed by the compensation committee. The compensation committee will determine the restrictions for each award and the purchase price in the case of restricted stock, if any. Restrictions on the restricted stock and restricted stock units may include time-based restrictions, the achievement of specific performance goals or, in the case of restricted stock units, the occurrence of a specific event. Vesting of restricted stock and restricted stock units is conditioned upon the participant’s continued employment. Participants do not have voting rights in restricted stock units. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock and/or restricted stock units.

Deferred Stock. Deferred stock is the right to receive shares of our common stock at the end of a specified deferral period. The compensation committee will determine the number of shares and terms and conditions for each deferred stock award, and whether such deferred stock will be acquired upon the lapse of restrictions on restricted stock or restricted stock units. Participants do not have voting rights in deferred stock, but participants’ deferred stock may be credited with dividend equivalents to the extent dividends are paid or distributions made during the deferral period.

Performance Units. Performance units are any grant of (1) a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain performance goals specified by the compensation committee, or (2) a unit valued by reference to a designated amount of property. Performance units may be paid in cash, shares of common stock or restricted stock units. The compensation committee will determine the number and terms of all performance units, including the performance goals and performance period during which such goals must be met. If the performance goals are not attained during the performance period specified in the award agreement, the participant will forfeit all of his or her performance units.

Annual Incentive Awards. The plan includes annual incentive awards. The compensation committee will determine the amounts and terms of all annual incentive awards, including performance goals, which may be weighted for different factors and measures. The compensation committee will designate individuals eligible for annual incentive awards within the first 90 days of the year for which the annual incentive award will apply, with certain exceptions, and will certify attainment of performance goals within 90 days following the end of each year. In addition, the compensation committee will establish the threshold, target and maximum annual incentive award opportunities for each participant. Annual incentive awards may be paid in cash, shares of common stock, restricted stock, options or any other award under the plan.

Performance-Based Compensation

The objective performance criteria for awards (other than stock options and SARs) granted under the plan that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code and are to be based on one or more of the following measures:

•	earnings (either in the aggregate or on a per share basis);

•	net income or loss (either in the aggregate or on a per share basis);

•	operating profit;

•	EBITDA or adjusted EBITDA;

•	growth or rate of growth in cash flow;

•	cash flow provided by operations (either in the aggregate or on a per share basis);

•	free cash flow (either in the aggregate or on a per share basis);

•	costs or costs as a percentage of revenue, either in total or on a line item basis;

•	gross or net revenues;

•	physician or other employee hiring or retention;

•	reductions in expense levels in each case, where applicable, determined either on a company-wide basis or in respect of any one or more business units;

•	operating and maintenance cost management and employee productivity;

•	stockholder returns (including return on assets, investments, equity, or gross sales);

•	return measures (including return on assets, equity, or sales);

•	growth or rate of growth in return measures;

•	share price (including growth measures and total stockholder return or attainment by the shares of a specified value for a specified period of time);

•	net economic value;

•	economic value added;

•	aggregate product unit and pricing targets;

•

strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market share, market penetration, geographic business expansion goals, objectively identified project milestones, production volume levels, cost targets, and goals relating to acquisitions or divestitures;

•	achievement of business or operational goals such as market share and/or business development;

•	achievement of diversity objectives;

•	results of customer satisfaction surveys; or

•	debt ratings, debt leverage and debt service.

Change in Control

The compensation committee may, in order to maintain a participant’s rights in the event of any change in control of our company, (1) make any adjustments to an outstanding award to reflect such change in control or (2) cause the acquiring or surviving entity to assume or substitute rights with respect to an outstanding award. Furthermore, the compensation committee may cancel any outstanding unexercised options or SARs (whether or not vested) that have an exercise price or strike price, as applicable, that is greater than the fair market value of our common stock as of the date of the change in control. Under the plan, the compensation committee will also have the ability to cash out any options or SARs (whether or not vested) that have an exercise price or strike price, as applicable, that is less than the fair market value of our common stock as of the date of the change in control and to terminate any options that have an exercise or strike price that equals or exceeds the fair market value of our common stock. The compensation committee may include further provisions in any award agreement as it may deem desirable regarding a change in control, including, but not limited to, providing for accelerated vesting or payment of an award upon a change in control.

Termination of Employment

With respect to stock options and SARs granted pursuant to an award agreement, unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service for any reason other than cause, disability or death, such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until 90 days after such termination and thereafter will be cancelled and forfeited to us. Unless the applicable award agreement provides otherwise, in the event of a participant’s termination of employment or service due to disability or death, such participant’s stock options or SARs (to the extent exercisable at the time of such termination) will remain exercisable until one year after such termination and thereafter will be cancelled and forfeited to us. In the event of a participant’s termination of employment or service for cause, such participant’s outstanding stock options or SARs will immediately be cancelled and forfeited to us.

Unless the applicable award agreement provides otherwise, (1) with respect to restricted stock, in the event of a participant’s termination of employment or service for any reason other than death or disability, all unvested shares will be forfeited to us, (2) upon termination because of death or disability, all unvested shares of restricted stock will immediately vest, (3) all performance units and unvested restricted stock units will be forfeited upon termination for any reason, and (4) annual incentive awards will be forfeited in the event of a participant’s termination of employment or service, if the performance goals have not been met as of the date of termination.

Amendment and Termination

Unless the plan is earlier terminated by our Board of Directors, the plan will automatically terminate on July 19, 2017. Awards granted before the termination of the plan may extend beyond that date in accordance with their terms. The compensation committee is permitted to amend the plan or the terms and conditions of outstanding awards, including to extend the exercise period and accelerate the vesting schedule of such awards, but no such action may adversely affect the rights of any participant with respect to outstanding awards without the applicable participant’s written consent and no such action or amendment may violate rules under Section 409A of the Code regarding the form and timing of payment of deferred compensation. Stockholder approval of any such amendment will be obtained if required to comply with applicable law or the rules of the Nasdaq Global Market.

Transferability

Unless otherwise determined by the compensation committee, awards granted under the plan are not transferable except by will or the laws of descent and distribution. The compensation committee will have sole discretion to permit the transfer of an award to certain family members specified in the plan.

Adjustments

In the event a stock dividend, stock split, reorganization, recapitalization, spin-off, or other similar event affects shares such that the compensation committee determines an adjustment to be appropriate to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, the compensation committee will (among other actions and subject to certain exceptions) adjust the number and type of shares available under the plan, the number and type of shares subject to outstanding awards and the exercise price of outstanding stock options and other awards.

1997 Equity Participation Plan and 2002 Equity Participation Plan

The 1997 Equity Participation Plan was approved by our stockholders on October 22, 1997 and was amended by our stockholders on April 18, 1998, on April 28, 1999 and on October 10, 2000, respectively. Under the 1997 plan, as amended, 1,054,688 shares of our common stock are authorized for issuance. The 2002 Equity Participation Plan was approved by our stockholders on October 7, 2002 and was amended by our stockholders on January 31, 2007. Under the 2002 plan, as amended, 531,250 shares of our common stock are authorized for issuance. The purposes of the plans are to attract and retain qualified persons upon whom, in large measure, our sustained progress, growth and profitability depend, to motivate the participants to achieve long-term company goals and to more closely align the participants’ interests with those of our other stockholders by providing them with a proprietary interest in our growth and performance. Our executive officers, employees, consultants and non-employee directors are eligible to participate in the plans.

The plans are administered by our compensation committee, which interprets each plan and has broad discretion to select the eligible persons to whom awards will be granted, as well as the type, size and terms and conditions of each award, including the exercise price of stock options, the number of shares subject to awards and the expiration date of, and the vesting schedule or other restrictions applicable to, awards.

The 1997 plan allows us to grant options, restricted stock, performance awards, deferred stock, stock payments and dividend equivalents. The 2002 plan allows us to grant the same awards except for dividend equivalents. On January 30, 2008, we filed a registration statement on Form S-8 covering the shares of our common stock reserved for issuance under the 1997 plan and the 2002 plan.

Stock Options. Options may be granted by our Board of Directors and may be either non-qualified options or incentive stock options. Options are subject to the terms and conditions, including vesting conditions, set by the compensation committee (and incentive stock options are subject to further statutory restrictions that are set forth in the plan). The exercise price for all stock options granted under the plan will be determined by the compensation committee, except that no stock options can be granted with an exercise price that is less than 100% of the fair market value of our common stock on the date of grant. Further, stockholders who own greater than 10% of our voting stock will not be granted incentive stock options that have an exercise price less than 110% of the fair market value of our common stock on the date of grant. The term of all stock options granted under the plan will be determined by the compensation committee, but may not exceed 10 years (five years for incentive stock options granted to stockholders who own greater than 10% of our voting stock). No incentive stock option may be granted to an optionee, which, when combined with all other incentive stock options becoming exercisable in any calendar year that are held by that optionee, would have an aggregate fair market value in excess of $100,000. In the event an optionee is awarded $100,000 in incentive stock options in any calendar year, any incentive stock options in excess of $100,000 granted during the same year will be treated as non-qualified stock options. Each stock option will be exercisable at such time and pursuant to such terms and conditions as determined by the compensation committee in the applicable stock option agreement. Each option gives the participant the right to receive a number of shares of our common stock upon exercise of the option and payment of the exercise price. The plans authorize us to make or guarantee loans to participants to enable them to exercise their options. Such loans must (1) provide for recourse to the participant, (2) bear interest at a rate no less than the prime rate of interest, and (3) be secured by the shares of common purchased.

As of December 31, 2007, the Company has outstanding options to purchase an aggregate of 308,388 shares of common stock under the plans at a weighted average exercise price of $2.11per share.

Pursuant to the 2007 Equity Participation Plan, which was adopted by our Board of Directors on July 19, 2007, the number of shares available or subsequently forfeited by participants under the 2002 or 1997 equity participation plans are to be transferred to and available for issuance under the 2007 Equity Participation Plan.

Restricted Stock. Restricted stock is our common stock that is forfeitable until the restrictions lapse. The compensation committee will determine the restrictions for each award and the purchase price of the restricted stock. Restrictions on the restricted stock may include time-based restrictions or the achievement of specific performance goals. Vesting of restricted stock is conditioned upon the participant’s continued employment. If the performance goals are not achieved or the restrictions do not lapse within the time period provided in the award agreement, the participant will forfeit his or her restricted stock.

Performance Awards. Performance awards are any grant of a bonus consisting of cash or other property the amount and value of which, and/or the receipt of which, is conditioned upon the achievement of certain measures of the value of our common stock or other specific performance criteria specified by the compensation committee. The compensation committee will determine such performance goals and the performance period during which such goals must be met.

Deferred Stock. Deferred stock is the right to receive shares of our common stock at the end of a specified deferral period. The compensation committee will determine the number of shares and terms and conditions for each deferred stock award, and whether such deferred stock will be acquired upon the achievement of certain measures of the value of our common stock or other specific performance criteria specified by the compensation committee. Unless otherwise provided by the compensation committee, participants do not have any rights in deferred stock until such time as the award has vested and the common stock underlying the award has been issued.

Stock Payments. A stock payment is any payment in the form of (1) shares of our common stock or (2) options or other rights to purchase shares of our common stock as part of a deferred compensation arrangement made in lieu of all or any part of the compensation that would otherwise be payable to the participant.

Dividend Equivalents. Dividend equivalents are the right to receive the equivalent value (in cash or shares of our common stock) of any dividends declared on shares of our common stock, credited as of the applicable dividend payment date, during the period between the date a stock option, performance award or deferred stock is granted, and the date such stock option, performance award or deferred stock is exercised, expires or vests, as determined by the compensation committee.

Performance-Based Compensation

The objective performance criteria for awards (other than stock options and SARS) granted under the 1997 plan that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code are to be based on the market value, book value, net profits or other measure of the value of our common stock or other specific performance criteria determined appropriate by the compensation committee, or the appreciation in the market value, book value, net profits or other measure of the value of a specified number of shares of our common stock over a fixed period or periods determined by the compensation committee.

The objective performance criteria for awards (other than stock options and SARS) granted under the 2002 plan that are designed to qualify for the performance-based exception from the tax deductibility limitations of Section 162(m) of the Code are be based on our net income, pre-tax income, operating income, cash flow, earnings per share, return on equity, return on invested capital or assets, cost reductions or savings, the appreciation in the fair market value of our common stock or our earnings before interest, taxes, depreciation or amortization.

Employee Stock Purchase Plan

On January 10, 2008, our Board of Directors adopted the IPC The Hospitalist Company, Inc. Employee Stock Purchase Plan, which was subsequently amended by our Board of Directors on March 19, 2008. The plan authorizes the issuance of up to an aggregate of 156,250 shares of our common stock to eligible employees.

Employees of our corporate subsidiaries or affiliated companies that are regularly scheduled to work 20 hours or more per week and have completed at least four years of service on a continuous basis at any time prior to or during the plan year are eligible to participate in the plan. The plan will be administered by our compensation committee.

At the end of each annual offering period under the plan, an automatic purchase of our common stock will be made on behalf of the plan’s participants. Eligible employees may purchase common stock through payroll deductions, which in any event must be at least $500 but may not exceed $10,000 annually. Such purchases will be made at a price equal to 85% of the fair market value (i.e., closing price on the Nasdaq Global Market) of a share of our common stock on the first or last day of the offering period, whichever is less.

Under the plan, no employee will be granted an option to purchase our common stock if immediately after the grant the employee would own common stock, including any outstanding options to purchase our common stock, equaling 5% or more of the total voting power or value of all classes of our stock. In addition, the plan provides that no employee will be granted an option to purchase common stock if the option would permit the employee to purchase common stock under all of our employee stock purchase plans in an amount that exceeds $25,000 of the fair market value of such stock for each calendar year in which the option is outstanding.

For each employee, his or her participation will end automatically upon termination of employment with us or our corporate subsidiaries. In addition, employees may end their participation in the plan at any time. In the event of a merger or consolidation of us with and into another entity or the sale of transfer of all or substantially all of our assets, the compensation committee may, in its sole discretion, elect to accelerate any rights to purchase stock under the plan and/or terminate such rights.

Our Board of Directors has the authority to amend or terminate the plan, except that, subject to certain exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under the plan. On January 30, 2008, we filed a registration statement on Form S-8 covering the shares of our common stock reserved for issuance under the plan.

Other Benefit Plans

Our employees, including our executive officers, are entitled to various employee benefits. These benefits include the following: medical and dental care plans; flexible spending accounts for healthcare; a long-term disability plan; life insurance plans; a 401(k) plan; and paid time off.

401(k) Plan

On January 1, 1998, we instituted a 401(k) plan. All of our full-time employees who are at least 21 years old are eligible to participate in our 401(k) plan on the first day of the month following completion of two months of service. We contribute an amount equal to 50% of the first 7% of the participant’s contributions. Our 401(k) plan also allows us to make discretionary profit sharing contributions, which will be administered by the compensation committee. Our contributions become fully vested after one year of employment.

Our matching contributions on behalf of an eligible employee generally become fully vested if such employee reaches normal retirement age, dies or becomes disabled while an employee. See Note 7 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 28, 2008.

2008 Compensation Decisions

On March 19, 2008, the Board of Directors approved annual base salary increases for each of the named executive officers as follows: Dr. Singer increased from $406,000 to $448,000; Mr. Taylor increased from $273,105 to $300,000; Ms. Shapiro increased from $219,555 to $260,000; and Mr. Russell increased from $206,000 to $240,000. Each of the base salary increases was effective retroactive to January 1, 2008.

At its February 2008 meeting, the compensation committee determined that the corporate performance measures that will be used for the Performance-Based Bonus Plan in 2008 are revenue, EBITDA and quality. The compensation committee set target awards as a percentage of base salary as follows: Dr. Singer, 70%; Mr. Taylor, 65%, Ms. Shapiro, 60%; and Mr. Russell, 55%. The award for each named executive officer will decrease by 5% for each percentage point below target and will increase by 1% for each percentage point above target with a maximum bonus of 150% of target.

Our Board of Directors granted a fiscal 2008 discretionary bonus in the amount of $250,000 to Dr. Singer upon the closing of our initial public offering on January 30, 2008.

Director Compensation

From January 1, 2007 to June 30, 2007, non-employee members of our Board of Directors received an annual retainer of $10,000. In addition, each non-employee director received $2,500 per meeting of the Board of Directors attended in person or $1,000 per meeting attended telephonically, and each committee member received $1,000 for each committee meeting attended. The chairpersons of the audit committee, compensation committee, and nominating and governance committee received annual retainers of $2,500. Non-employee directors also received an annual option grant of 2,344 shares, vesting in 12 equal monthly installments. Each such option had an exercise price equal to the fair value of our common stock on the date of grant and had a ten year term.

Effective July 1, 2007, each non-employee director receives an annual retainer of $25,000. In addition, each non-employee director received $1,500 per meeting of the Board of Directors attended in person or $1,500 per meeting attended telephonically, and each committee member received $1,500 per meeting attended of their respective committees. The chairpersons of the audit committee, the compensation committee and the nominating and governance committee also receive additional annual retainers of $12,000, $10,000 and $10,000, respectively.

Effective July 1, 2007, each non-employee director is entitled to receive, on January 1st of each calendar year, an annual option grant to purchase 4,688 shares of our common stock, vesting in 12 equal monthly installments. Newly elected directors receive an initial option to purchase 15,625 shares of our common stock, vesting in 24 equal monthly installments, and will thereafter participate in annual grants. Each such option has an exercise price equal to the fair market value of our common stock on the date of grant and has a ten-year term. Each non-employee director is eligible to make elections to receive all or a portion of his or her annual cash retainer either in the form of stock options or deferred stock. Any such election will be made pursuant to the IPC The Hospitalist Company, Inc. 2007 Equity Participation Plan and will be subject to approval by the compensation committee.

The table below provides information regarding 2007 compensation of non-management directors:

Name	Fees Earned or Paid in Cash $	Option Awards $(1)	Total $
Robin Bellas(2)(3)	$—	$2,521	$2,521
Rick Blume(2)(4)	$—	$2,521	$2,521
Mark Brooks(2)	$—	$2,521	$2,521
Tom Cooper	$14,195	$35,386	$50,301
Woodrin Grossman(5)	$—	$—	$—
Wayne Lowell(6)	$23,832	$24,020	$47,852
Barry M. Smith(7)	$44,252	$2,521	$46,773
C. Thomas Smith	$48,252	$2,521	$50,773
Chuck Timpe	$43,248	$2,521	$45,769

(1)	Amount reflects the expensed fair value of stock options granted in 2007, calculated in accordance with SFAS No. 123(R).
(2)	Mr. Bellas, Mr. Blume and Mr. Brooks are principals in the venture capital firms that are our major stockholders and each waived their retainer and cash attendance payments.
(3)	Mr. Bellas resigned from the Board of Directors Effective July 30, 2007.
(4)	Mr. Blume resigned from the Board of Directors effective August 12, 2007.
(5)	Mr. Grossman was elected to our Board of Directors on March 19, 2008.
(6)	Mr. Lowell resigned from the Board of Directors effective October 23, 2007.
(7)	Mr. Smith has informed us that he intends to resign from our Board of Directors at the meeting of the Board of Directors scheduled for June 12, 2008.

COMPENSATION COMMITTEE REPORT

The compensation committee of our Board of Directors is currently composed of three independent, non-employee directors. The compensation committee oversees the company’s compensation programs on behalf of the Board of Directors. The compensation committee reviewed and discussed the Compensation Discussion and Analysis set forth in this proxy statement with management.

Based on the compensation committee’s review and discussion with management, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement for the company’s 2008 annual meeting of stockholders.

COMPENSATION COMMITTEE

Barry M. Smith (Chairman)

Thomas P. Cooper, M.D.

Mark Brooks

The information contained above under the caption “Compensation Committee Report” will not be considered “soliciting material” or to be “filed” with the SEC, nor will that information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate it by reference into a filing.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the members of our compensation committee is an officer or employee of our company. None of our executive officers serves, or in the past year has served, as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written related-person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” will be a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving equity and other compensation, termination, change in control and other arrangements relating to the services provided to us as an employee, director, or consultant by a related person will not be covered by this policy. A related person is any executive officer, director or a nominee for director, or a beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity where any such person acts as an officer or general partner of or otherwise controls, or in which such person holds an aggregate ownership interest of at least 10%.

Under the policy, if a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to all disinterested members of our Board of Directors) for review and approval. In considering related-person transactions, our audit committee will take into account the relevant available facts and circumstances including, without limitation, the following:

•	the approximate dollar amount involved in the transaction, including the amount payable to or by the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction was entered into on terms no less favorable to us than terms that could have been reached with an unaffiliated third-party; and

•	the purpose of the transaction and any potential benefits to us.

The company’s Related Person Transactions Policy is available on our website, located at www.hospitalist.com.

The Related Person Transactions Policy described above was adopted on January 10, 2008. Prior to the adoption of the Related Person Transactions Policy, related person transactions were generally considered by the entire Board of Directors.

AUDIT COMMITTEE REPORT

The audit committee of the Board of Directors oversees our financial reporting process on behalf of the Board of Directors. It meets with management and our independent auditors throughout the year and reports the results of its activities to the Board of Directors. In accordance with its responsibilities set forth in the committee charter, the audit committee has done the following:

•	Discussed with Ernst & Young LLP, the Company’s independent auditors, the overall scope and plans for their audit;

•	Reviewed and discussed with management and Ernst & Young, LLP the Company’s audited financial statements for the fiscal year ended December 31, 2007;

•	Discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards), as amended; and

•

Received and reviewed written disclosure and the letter regarding independence from Ernst & Young LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP its independence.

Based on the foregoing, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Chuck Timpe (Chairman)

Woodrin Grossman

C. Thomas Smith

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

If you wish to present a proposal for action at the 2009 annual meeting of stockholders and wish to have it included in the proxy statement and form of proxy that management will prepare, you must notify us no later than December 30, 2008 in the form required under the rules and regulations promulgated by the SEC. Otherwise, your proposal will not be included in management’s proxy materials.

If you wish to present a proposal for action at the 2009 annual meeting of stockholders, even though it will not be included in management’s proxy materials, our bylaws require that you must notify us no later than March 14, 2009, and no earlier than February 12, 2009.

OTHER MATTERS

Our Board of Directors does not know of any other matters to be presented at the 2008 annual meeting of stockholders but, if other matters do properly come before the meeting, it is intended that the persons named as proxies in the proxy card will vote on them in accordance with their best judgment.

A copy of our 2007 annual report is being mailed to each stockholder of record together with this proxy statement. The 2007 annual report includes our annual report on Form 10-K, audited financial statements for the year ended December 31, 2007, as well as other supplementary financial information and certain schedules. Copies of the annual report on Form 10-K, without exhibits, can also be obtained without charge by contacting our Corporate Secretary at 4605 Lankershim Boulevard, Suite 617, North Hollywood, California 91602, or through our website, located at http://www.investors.hospitalist.com.

By order of the Board of Directors,

Adam D. Singer, M.D.

Chief Executive Officer

North Hollywood, California

April 24, 2008

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Hospitalist Company

Proxy — IPC THE HOSPITALIST COMPANY INC.

Notice of 2008 Annual Meeting of Shareholders

IPC The Hospitalist Company
4605 Lankershim Blvd STE 617
North Hollywood CA 91602

Proxy Solicited by Board of Directors for Annual Meeting —June 12, 2008

Adam D. Singer, M.D. and R. Jeffrey Taylor, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of IPC The Hospitalist Company, Inc., to be held on June 12, 2008 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR nominees listed and FOR Proposal 2.

Please mark, sign, date and return this Proxy in the accompanying prepaid envelope.

(Items to be voted appear on reverse side.)

The Hospitalist Company

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. [X]

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Thomas P. Cooper, M.D.	☐	☐	02 - Adam D. Singer, M.D.	☐	☐	03 - Chuck Timpe	☐	☐

B Please check this box if you consent to access future annual reports and proxy statement materials via the Internet. ☐

C Non-Voting Items

Change of Address — Please print new address below.

D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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